Exhibit 99.3

July 14, 2017

Board of Directors

Teekay Tankers Ltd.

4th Floor, Belvedere Building

69 Pitts Bay Road

Hamilton

HM 08

Bermuda

Re:	Registration Statement on Form F-4 of Teekay Tankers Ltd. (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated May 30, 2017 (“Opinion”), to the Board of Directors of Teekay Tankers Ltd. (the “Company”) with respect to the fairness, from a financial point of view, to the Company of the Exchange Ratio (as defined in the Opinion) under the Agreement and Plan of Merger between the Company, Merger Sub (as defined in the Opinion) and Tanker Investments Ltd. The Opinion was provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein.

We understand that the Company has determined to include the Opinion in the Registration Statement. In that regard, we hereby consent to the reference to the Opinion under the captions “Summary – Swedbank Norge Has Delivered an Opinion to the Teekay Tankers Board that the Exchange Ratio was Fair, from a Financial Point of View, to Teekay Tankers”, “The Merger – Background of the Merger”, “The Merger – Recommendations of the Teekay Tankers’ Board of Directors; Teekay Tankers’ Reasons for the Merger”, “The Merger – Opinion of Swedbank Norge” and “The Merger — Unaudited Financial Projections of TIL and Teekay Tankers” and to the inclusion of the Opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder or that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Swedbank Norge

By:	/s/ Petter Sveen
Petter Sveen

Swedbank Norge	P.O. Box 1441 Vika	Visiting adress	Tel +47 04010	Org nr 880 824 872
	N-0115 Oslo	Filipstad Brygge 1	Fax +47 23 23 80 01	www.swedbank.no